Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 4, 2011, with respect to the consolidated balance sheet of Webloyalty Holdings, Inc. as of December 31, 2010, and the related consolidated statements of operations, convertible preferred stock, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

We consent to the use of our report dated March 4, 2011, with respect to the consolidated balance sheet of Webloyalty Holdings, Inc. as of December 31, 2009, and the related consolidated statements of operations, convertible preferred stock, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2009, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/     KPMG LLP

Stamford, CT

July 6, 2011